Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard, Allentown, PA 18195-1501

www.airproducts.com

Air Products’ Investor Conference to Showcase Five-Point Plan in Action;

Company Reaffirms EPS Guidance

Second Quarter Earnings Teleconference Details Announced

LEHIGH VALLEY, Pa. (March 31, 2015) – At Air Products’ (NYSE: APD) Investor Conference today, senior leaders will share how their teams around the world are executing against the company’s five-point plan to create value for shareholders.

The presentations will be audio webcast from Air Products’ Investor Relations website beginning at 10:00 a.m. ET and conclude at 4:00 p.m. ET.

“These presentations are a great opportunity to hear how the people of Air Products are taking ownership and moving our company forward,” said Seifi Ghasemi, chairman, president and chief executive officer.

Last September, Ghasemi unveiled his five-point plan as the path for Air Products to reclaim its leadership position and create shareholder value:

1.	Focus on the core: Air Products considers industrial gases to be its core business and is following the key principles of an integrated gas model.

2.	Restructure the organization: Air Products has restructured with the drive for an agile, decentralized, empowered, entrepreneurial and geographically focused organization.

3.	Change the culture: Air Products is building a culture based on safety, simplicity, speed and self-confidence.

4.	Control capital/costs: Air Products is committed to controlling costs at every level and to the responsible use of capital, with capital allocation being the most important role of the CEO.

5.	Align rewards: The annual bonus is based on EBITDA performance against specific targets for the company’s decentralized business units.

Reaffirming Fiscal Second Quarter and Full-year Guidance*

Air Products reaffirms its previous guidance for its fiscal 2015 second quarter non-GAAP earnings per share (EPS) from continuing operations of between $1.50 and $1.55 per share, representing a 14% to 17% increase over the prior year, and non-GAAP EPS guidance for continuing operations for fiscal 2015 of $6.35 to $6.55 per share, a 10% to 13% increase over fiscal 2014.

*The guidance and prior year comparisons in this release, unless otherwise indicated, are based on non-GAAP continuing operations. A reconciliation of GAAP to non-GAAP results can be found at the end of this release.

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Fiscal Second Quarter Earnings Teleconference Information

The company will release its fiscal 2015 second quarter financial results on Thursday, April 30, 2015 before the stock market opens and will review these results later that day in a teleconference at 10:00 a.m. ET. The teleconference will be open to the public and the media in listen-only mode by telephone and Internet broadcast.

Live teleconference: 877-719-9801 (domestic) or 719-325-4818 (international)

Passcode: 5572123

Internet broadcast/slides: Available on the Event Details page on Air Products’ Investor Relations website.

Telephone replay: 888-203-1112 (domestic) or 719-457-0820 (international)

Passcode: 5572123

This will be available from 2:00 p.m. ET on April 30 through May 8 at 2:00 p.m. ET.

Internet replay: Available on the Event Details page on Air Products’ Investor Relations website.

About Air Products

Air Products (NYSE:APD) is a leading industrial gases company. For nearly 75 years, the company has provided atmospheric, process and specialty gases, and related equipment to manufacturing markets including metals, food and beverage, refining and petrochemical, and natural gas liquefaction. Air Products’ materials technologies segment serves the semiconductor, polyurethanes, cleaning and coatings, and adhesives industries. Over 20,000 employees in 50 countries are working to make Air Products the world’s safest and best performing industrial gases company, providing sustainable offerings and excellent service to all customers. In fiscal 2014, Air Products had sales of $10.4 billion and was ranked number 276 on the Fortune 500 annual list of public companies. For more information, visit www.airproducts.com.

NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance and business outlook. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, weakening or reversal of global or regional economic recovery; significant fluctuations in interest rates and foreign currencies from that currently anticipated; future financial and operating performance of major customers; unanticipated contract terminations or customer cancellations or postponement of projects and sales; the impact of competitive products and pricing; unexpected changes in raw material supply and markets; the impact of price fluctuations in natural gas and disruptions in markets and the economy due to oil price volatility; unanticipated asset impairments or losses; the ability to recover increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory investigations; the impact of management and organizational changes, including pension settlement and other associated costs; the success of productivity programs; the timing, impact, and other uncertainties of future acquisitions or divestitures; political risks, including the risks of unanticipated government actions that may result in project delays, cancellations or expropriations; the impact of changes in environmental, tax or other legislation and regulatory activities in jurisdictions in which the Company and its affiliates operate; the impact on the effective tax rate of changes in the mix of earnings among our U.S. and international operations; and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2014. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

Marisol Berrios, tel: (610) 481-8862; email: berriom@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com.

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Consolidated Results

	Diluted EPS
	Q2 2014	FY 2014
2014 GAAP	$1.32	$4.59
Business restructuring and cost reduction actions	—	.04
Pension settlement loss	—	.02
Goodwill and intangible asset impairment charge	—	1.27
Chilean tax rate change	—	.10
Tax election benefit	—	(.24)
2014 Non-GAAP Measure	$1.32	$5.78

Outlook

Diluted EPS
	Q2	FY
2014 Non-GAAP	$1.32	$5.78
2015 Non-GAAP Outlook	1.50–1.55	6.35–6.55
Change Non-GAAP	$.18–.23	$.57–.77
% Change Non-GAAP	14%–17%	10%–13%